Exhibit 99.4

Bancolombia S.A.
Offer to Exchange up to
$520,000,000 4.250% Senior Notes Due 2016
$1,000,000,000 5.950% Senior Notes Due 2021
Which Have Been Registered Under the Securities Act of 1933
for
All Outstanding Unregistered
4.250% Senior Notes Due 2016
5.950% Senior Notes Due 2021

To Our Clients:

We are enclosing herewith (i) a prospectus dated          , 2011 of Bancolombia S.A. (the “Company”), (ii) a related Letter of Transmittal (which together with the prospectus constitutes the “Exchange Offer”) relating to the offer by the Company to exchange up to $520,000,000 aggregate principal amount of its 4.250% Senior Notes Due 2016 (the “New 2016 Notes”) and up to $1,000,000,000 aggregate principal amount of its 5.950% Senior Notes Due 2021 (the “New 2021 Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for up to $520,000,000 aggregate principal amount of its outstanding 4.250% Senior Notes Due 2016 (the “Old 2016 Notes”) and up to $1,000,000,000 aggregate principal amount of its outstanding 5.950% Senior Notes Due 2021 (the “New 2021 Notes”), upon the terms and subject to the conditions set forth in the Exchange Offer and (iii) an instruction to Registered Holder from Beneficial Owner (the “Instruction Letter”).

The New 2016 Notes and the New 2021 Notes are referred to collectively as the “New Notes.” The Old 2016 Notes and the Old 2021 Notes are referred to collectively as the “Old Notes.”

The Company has filed a registration statement to register the New Notes under the Securities Act. The Company will not accept for exchange any Old Notes until the registration statement has become effective under the Securities Act.

PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON          , 2011 UNLESS EXTENDED. THE EXCHANGE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF OLD NOTES BEING TENDERED.

We are the holder of record of Old Notes for your account. A tender of such Old Notes can be made only by us as the record holder pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Notes held by us for your account.

We request instructions as to whether you wish to tender any or all of the Old Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may make on your behalf the representations and warranties contained in the Letter of Transmittal. In this regard, please complete the enclosed Instruction Letter and return it to us as soon as practicable.

Pursuant to the Letter of Transmittal, each tendering holder of Old Notes (a “Holder”) will represent to the Company that (i) the New Notes to be acquired pursuant to the Exchange Offer will be acquired in the ordinary course of business of the person acquiring the New Notes, whether or not such person is the Holder, (ii) neither the Holder nor any person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer (if not a broker-dealer referred to in the last sentence of this paragraph) is engaging or intends to engage in the distribution of the New Notes and none of them have any arrangement or understanding with any person to participate in the distribution of the New Notes, (iii) the Holder and each person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer acknowledge and agree that any broker-dealer or any person participating in the Exchange Offer for the purpose of distributing the New Notes (x) has not entered into any agreement or understanding with the Company or any of its affiliates to distribute the New Notes, (y) must comply with the registration and prospectus delivery requirements of the Securities Act, in connection with a secondary resale transaction of the New Notes acquired by such person and (z) cannot rely on the position of the staff of the Securities and Exchange Commission set forth in the Morgan Stanley & Co. Incorporated no-action letter (available June 5, 1991) or the Exxon Capital Holdings Corporation no-action letter (available May 13, 1988) or similar letters, (iv) the Holder and each person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer understand that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement and (v) neither the Holder nor any person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer is an “affiliate” of the Company, as defined under Rule 405 under the Securities Act. If the Holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market making or other trading activities, it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes received in respect of such Old Notes pursuant to the Exchange Offer; however, by so acknowledging and by delivering a prospectus, the Holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Very truly yours,

BANCOLOMBIA S.A.

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